Exhibit 99.1

PRESS RELEASE                           SOURCE: WPCS International Incorporated

                     WPCS Reports 3rd Quarter FY2004 Results

EXTON, PA-- (BUSINESS WIRE) - March 15, 2004 -- OTCBB: WPCS -News) WPCS International Incorporated has reported its financial results for the FY2004 third quarter ending January 31, 2004. For the third quarter of FY2004, WPCS reported revenue of $4.5 million compared to $1.6 million for the same period a year ago which represents an increase of 188%. For the nine months ending January 31, 2004, WPCS reported revenue of $13.9 million compared to $2.2 million for the same period one year ago, which represents more than a five-fold increase. The increase in revenue was primarily attributed to strategic acquisitions and secondarily from organic growth.

 For the third quarter of FY2004, the reported net loss was $323,000 or $0.02 per share compared to a net loss of $268,000 or $0.02 per share for the same period a year ago. The net loss for the nine months ending January 31, 2004 was approximately $434,000 or $0.02 per share, which includes $442,000 in non-cash charges. For the same period last year, net loss equaled $735,000 or $0.08 per share, which includes $191,000 in non-cash charges. For the nine months ending January 31, 2004, WPCS provided $148,000 of positive cash flow from operations compared to using $761,000 of cash for the same period a year ago.


Other Third Quarter Highlights Include:

          o    More than $4.7 million in new contract awards announced

          o The completion of a specialty wireless network for the NFL Jacksonville Jaguars

          o The completion of a wireless network for electronic medical records for SE Regional Medical Center

          o A contract award from Placer County, CA for a comprehensive wireless SCADA network

          o A contract award from Del Webb for a comprehensive wireless SCADA network

          o The successful installation of a wireless illuminated crosswalk for the City of Ceres and Grass Valley, CA


Andrew Hidalgo, CEO of WPCS International Incorporated, stated: "WPCS has made much progress in the execution of our business strategy during the past nine months. For the quarter, adverse weather prevented us from completing outdoor projects, which in turn prevented us from recognizing the related revenue against our backlog. In addition, for certain projects that had deadline completion dates, we needed to subcontract additional resources and equipment that had a negative impact on our quarterly gross profit. From this perspective, our quarterly results should have been better. However, it is important to point out that although projects were delayed, they were not canceled. In a previous filing, we reported a backlog of $14 million in projects to complete, as of January 31, 2004. As of February 29, 2004, the backlog has increased to $18.4 million. We continue to win project awards and remain optimistic for a more successful fourth quarter."

About WPCS International Incorporated:

WPCS and its subsidiary companies offer project engineering services for specialty communication systems, wireless fidelity (WiFi) and fixed wireless applications. WPCS offers the ability to integrate superior solutions across the vast majority of communication requirements. The company has an extensive customer base that includes many major corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Brett Mass / Investor Relations
Hayden Communications, Inc.
212-988-2206
ir@wpcs.com